Exhibit 23.1

McGladrey & Pullen

Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-133110 on Form S-3 and Registration Statement No. 3330133108 on Form S-8 of American CareSource Holdings, Inc. of our report dated April 2, 2007 relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-KSB of American CareSource Holdings, Inc. for the year ended December 31, 2006.

By: /s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Des Moines, Iowa

April 2, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities.